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                                  [LOGO] OCTEL



EXHIBIT 10.24



                        EMPLOYEE'S NAME:  PAUL JENNINGS


                             CONTRACT OF EMPLOYMENT



This document constitutes a formal offer of employment.

Please read details carefully, then indicate your acceptance of this offer by signing, dating and returning this copy to me.

An additional copy for your retention is enclosed.





     Your employment and the terms of this contract will commence on 18/th/
                                  November 2002

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1.    NAME OF PARTIES

      EMPLOYER:              The Associated Octel Company Limited

      EMPLOYEE:              PAUL JENNINGS

2.    Your Job Title is:     VICE PRESIDENT & CHIEF FINANCIAL OFFICER

3.    Your Normal Place of Work will be:      Global House, Manchester

      You will initially be employed at our Manchester office, but as a term of your employment you may also be required to work at or from any other of the Company's establishments. You may also be transferred or seconded between establishments when necessary as required by business needs. Whilst your Contract of Employment provides for such transfer or secondment the Company will give careful and sympathetic consideration to your personal circumstances and career interests.

4.    REMUNERATION

      i) Your basic salary will be (Pounds)165,000 per annum paid monthly in advance by credit transfer. This will be reviewed on 1st March 2003 and every March thereafter.

      ii) You will be entitled to participate in the Senior Management Bonus Plan. In your case, the target pay-out would be 40% of basic salary, subject to Company and personal performance. The Plan normally runs from 1/st/ January to 31/st/ December.

5.    HOURS OF WORK

      The normal hours of work are 38 hours per week exclusive of lunch breaks.

      The Company reserves the right to vary starting and finishing times either on a temporary or continuous basis. Any permanent departure from the normal working week will be notified in writing. However, irregular variations in working hours undertaken in response to operational needs will not be formally notified.

      For senior managers, it is recognised that the nature of their roles will involve occasionally working extended hours, either during the working week or at weekends. This is accepted as a normal part of the working life of a global business and does not warrant either extra payment or time off in lieu. Where a specific business reason requires working on a public holiday, time off in lieu on a day to day basis may be granted by a member of the Octel Management Board.

6.    COMPANY CAR

      You will be provided with a fully expensed Company car, including private fuel. You may take a cash equivalent in lieu of a car. Currently the allowance is (Pounds)13,650 per annum. Will you please advise Wendy Thomas in Human Resources of your preferred option.

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7.    HOLIDAYS

      For a full year your holiday entitlement is 25 days per annum. The holiday year runs from 1st March to the last day in February the following year.

      Service Related Holidays
      You shall be entitled to additional holiday entitlement dependent upon completed years of continuous service with the Company on the last day of February prior to the holiday year concerned with the following scale:

      Completed Years' Service                        Additional Holidays
      ------------------------                        -------------------
                 5                                           1 day
                 10                                          1 day
                 15                                          1 day

      You must arrange the timing of your holidays with your manager so that adequate manning cover can be maintained. The minimum holiday that may be taken at any time shall normally be one full day. However, you may be permitted to take up to 10 half day holidays in any year, or to depart from the normal pattern of holidays described above, provided your manager is satisfied that such arrangement is in no way detrimental to operational needs or to the reasonable opportunity for other staff to take a holiday.

      The Company may, if necessary, nominate up to 1 day out of each year's entitlement when holiday must be taken. This may be on a general or departmental basis and advance notice will be given wherever possible. Any holiday entitlement outstanding at the end of the holiday year will normally be forfeited. However, in exceptional circumstances approval to carry over part (5 days maximum) of the entitlement from one holiday year to the next may be granted by the appropriate Octel Management Board Member, on the recommendation of the Department Manager and HR Department. During the months of January and February each year, staff may bring forward up to 5 days entitlement from the ensuing holiday year, by agreement with their manager.

8.    NOTICE

      The Company has the right to terminate your employment by giving you twelve months notice in writing. This will not apply in the event of gross misconduct. You are required to give the Company six months notice in writing of termination of employment. Written notice of termination addressed to your manager, may be given on any day and will begin from the start of the following day. Failure to give proper notice constitutes a breach of contractual obligations.

      The Company will normally require dismissed employees to terminate forthwith and may give pay in lieu of notice. Staff may, however, be summarily dismissed (i.e. without pay in lieu of notice) when the Company is satisfied that an individual is guilty of gross misconduct.

      Should the need arise for redundancies to be declared, the Company reserves the right to implement a system for selection based upon principles other than `last-in, first-out'.

9.    HEALTHCARE BENEFITS

      You will be entitled to the following healthcare benefits:

      Group Accident Insurance
      You will be covered by the Company's Group Accident Insurance. The Company's Insurance Department will be writing to you giving details of the Scheme.

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      Octel Healthcare Scheme
      You are entitled to membership for your spouse as well as yourself at Company cost. This is a taxable benefit.

10.   SICKNESS ABSENCE

      The Company's scheme entitles you to payment of salary in respect of any period of up to one month's absence from work because of certified sickness or incapacity.

11.   MEDICAL EXAMINATIONS

      Employees may be required to submit to medical examinations, including biological sampling, which are either statutorily required, or are considered by the Company's Medical Officer to be necessary in connection with their duties.

      Any other investigations will be conducted on a purely voluntary basis.

      Should an employee, at any time, have been in contact with a person suffering from an infectious disease, they should consult the Company's Medical Officer before returning to work.

12.   PENSION

      The Company operates a defined contribution Group Personal Pension for the benefit of employees.

      Membership of this scheme is available to all UK employees up to the Company's normal retirement date.

      The Company will contribute 9% of salary up to the salary cap ((Pounds)97,200) and you will pay 5%. The Company will then match 100% up to the Inland Revenue maximum (i.e., a total of 17.5% of salary). Above the cap you will be eligible to join a plan in which the Company will contribute 20% of salary above the cap, or provide a salary supplement of the same level.

13.   INVENTIONS

      If at any time whilst employed by the Company a member of staff should invent, discover or devise individually or jointly with another person(s) any invention, design or improvement (collectively called 'the invention'), then the Company's and Employee's rights to such invention(s) are governed by current patent legislation.

      The legislation provides for employee inventions whether patentable or not, made in the course of an individual's normal duties to belong to the Company. In such cases the employee must promptly disclose the invention to the Company. Inventions not connected with an employee's work or duties belong exclusively to the employee. A further provision generally entitles employees to compensation when an invention they have made and which belongs to the Company is patented and that patent is of outstanding benefit to the Company.

      The Company's Patents Committee, in reviewing the particulars of employees' inventions, will take due account of the statutory provisions relating to inventions, Patents and Trade Marks. If you need further guidance on this section please consult your manager.

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14.   SECRECY

      You must not make use of or disclose (either during the period of your employment by the Company or at any later date) any information concerning the business of the Company, which for the purpose of this paragraph means and includes any company or partnership subsidiary to or associated with it, or any of its customers except as may be necessary in the proper execution of your duties on behalf of the Company or with the prior written consent of the Company or to the extent that such information may be generally available to the public.

15.   PERSONAL DATA

      Octel needs to keep information about you for purposes connected with your employment. The sort of information we will hold includes information for payroll purposes, references, contact names and addresses and other personal details relating to your career with us. Some of this information may also be processed by other organisations on our behalf.

      We believe these uses are consistent with the principles of the Data Protection Act 1998. The information we hold will be for our management and administrative use only but we may, from time to time, need to disclose some information we hold about you to relevant third parties (eg The Inland Revenue). We may also transfer information about you to another Octel company/location (which may be outside of the European Economic
      Area) solely for purposes connected with your career or the management of our business. You agree to us keeping the information for these purposes throughout your employment and following its termination.

      You also agree to us keeping information about your health for the purposes of compliance with our health and safety and occupational health obligations; considering how your health affects your ability to do your job and, if you are or become disabled, whether you require any reasonable adjustments to be made to assist you at work; or in relation to the administration of insurance, pension, sick pay and any other related benefits in force from time to time.

      You agree to us holding details of any unspent convictions that may affect your suitability for employment in addition to any other personal data we require to ensure compliance with our Equal Opportunities Policy (eg race and/or ethnic origin).

16.   STOCK OPTIONS

      You will be eligible to participate in the executive Stock Option Plan which is determined annually by the Compensation Committee of the Board.

17.   RELOCATION

      The Company will cover the costs of the sale of the US property and purchase in the UK as detailed in the Relocation Policy for New Starters. A 10% disturbance allowance will apply. Any resulting personal tax liability will be paid by the Company.

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CONDITIONS OF THIS OFFER

This offer of employment is conditional upon the following conditions being met:

..     Your satisfactory completion of a Company medical examination.

..     Receipt of 2 satisfactory references - One of which must by your current/last employer. (We will not approach your current employer until you have given us permission to do so).

..     Sight of your birth certificate and copies of qualification certificates for our records.




Acceptance:

Please ensure you read this document and sign below to acknowledge receipt and acceptance of the proposed contract as the terms and conditions governing your employment with The Associated Octel Company Limited.




Signed:     _________________________________________ Date: ____________________
            On behalf of the Company




Signed:     _________________________________________ Date: ____________________

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